Exhibit 99.1

Duke Energy Progress, LLC

Summary of NCUC Order on North Carolina Rate Case (Docket E-2 Sub 1300)

Background:

•	On October 6, 2022, Duke Energy Progress (“DEP” or “the Company”) filed a rate case with the North Carolina Utilities Commission (“NCUC”) to request an increase in base rate retail revenues. DEP’s rate request before the NCUC includes a Performance Based Regulation (“PBR”) Application which includes a Multi-Year Rate Plan (“MYRP”) and proposes rates for 3 years within the MYRP period.

o	The initial rate case filing requested an approximate overall 16.0% increase in retail revenues over the three-year period, or approximately $615 million.
o	The rate case filing requested an overall rate of return of 7.13% based on approval of a 10.2% return on equity (“ROE”) and a 53% equity component of the capital structure.[1] Note that the requested ROE was updated to 10.4% in subsequent updates.
o	The historic base case in the filing is based on a North Carolina retail rate base of $12.3 billion as of December 31, 2021, adjusted for known and measurable changes projected through April 30, 2023.
o	The MYRP in the initial filing included impacts of approximately $3.8 billion (NC retail allocation) of capital projects that are projected to go in service over the MYRP period.

•	On April 26, 2023, DEP and the Public Staff - North Carolina Utilities Commission (“Public Staff”) filed an Agreement and Stipulation of Partial Settlement with the NCUC resolving certain issues in the base rate and MYRP proceeding. Additionally, on April 27, 2023, DEP and the Public Staff filed a Transmission Cost Allocation Agreement and Stipulation of Settlement (together with the Partial Settlement, the “Stipulations”).

•	On August 18, 2023, the NCUC issued an Order approving the Company’s PBR Application, as modified by the Stipulations and the Order. This Order marks the first implementation of PBR for the State under the performance-based regulations authorized by HB 951 for electric utilities. As part of the approval of implementation of PBR, the Order addresses a number of key items, including certain unresolved issues from the Stipulations.

1 This overall rate of return includes the provisions of the CCR settlement which includes a 150 basis point reduction in the ROE with a 52% equity component for the capital structure allowed for coal ash deferrals during the amortization period.

Key aspects of the Order:

•	Approved an ROE of 9.8% based upon a capital structure of 53% equity and 47% debt (an increase from the current approved ROE of 9.6% and an equity component of the capital structure of 52%), for a weighted-average rate of return of 7.09%.
•	Approved recovery over six-years of certain deferred COVID-related costs with no return on the unamortized balance during the deferral and amortization periods.
•	Approved DEP’s proposal to net over amortizations (regulatory liabilities) against similar regulatory assets, with some limited exceptions.
•	Approval to defer the benefits of the Infrastructure Investment and Jobs Act (“IIJA”) and Inflation Reduction Act (“IRA”), net of costs. Estimated IRA benefits associated with solar and storage MYRP projects were included in the case. Any variance to these estimates and additional benefits, such as nuclear PTCs, to be deferred and addressed in future proceedings.
•	Approved the Stipulations (with minor modifications), including the following key provisions:
o	Rate base: Approval of NC retail rate base for the historic base case of approximately $12.2 billion.
o	MYRP Capital: Approval of capital projects and related costs to be included in the 3-year MYRP, including $3.5 billion (NC retail allocation) projected to go in service over the MYRP period.
o	Depreciation rates: Approval of depreciation rates proposed by DEP, including coal plant retirement dates, with certain depreciable lives of transmission and general plant investments adjusted to conform to recommendations by Public Staff.
▪	75% of impact of updated subcritical coal plant retirement dates (for Mayo and Roxboro Units 3 and 4) to be deferred to a regulatory asset (as compared to 50% originally proposed by DEP) and agreement on traditional recovery for any amounts not eligible for securitization.
o	Grid Improvement Plan (“GIP”): Approval for full recovery of GIP deferred costs over 18 years (rather than 3 years proposed by DEP) with a debt return during the deferral period and a full weighted-average cost of capital (“WACC”) return during the amortization period.
o	Transmission Cost Allocation: Approval of re-allocation of certain transmission costs between DEP and Duke Energy Carolinas (“DEC”).
o	Residential Decoupling and Performance Incentive Measures (“PIMs”): Approval as requested under the PBR Application and revised by the Stipulations.
o	Affordability Contribution: Approval of 3-year shareholder funded commitment between DEP and DEC to contribute $16 million to support low-income customers.
•	Denial of DEP’s request to establish a storm balancing account.

Additional Information:

•	DEP will implement revised Year 1 rates and residential decoupling on October 1, 2023.
•	The Order will result in Duke Energy Corporation recognizing a one-time accounting charge of approximately $75 - 100 million, to be recognized in 3rd quarter 2023.

Reconciliation of Company Request to Reflect Stipulations and NCUC Order

($ in millions)	Historic Base Case	Year 1 -MYRP	Total Year 1
Original requested revenue requirement increase	$219	$107	$326
Post-filing, pre-Stipulation adjustments	87	(2)	85
Revised company requested revenue requirement increase	306	105	411
Agreed upon adjustments:
Reduction in depreciation expense	(26)	(2)	(28)
Reduction due to transmission cost allocation	(20)		(20)
Extended amortization period for GIP deferral	(11)		(11)
Reduced contingency in MYRP projects		(4)	(4)
Change to in-service dates	(10)	4	(6)
Other revenue reductions	(20)	(2)	(22)
Total adjustments per Stipulations	(87)	(4)	(91)
9.8% ROE vs. 10.4% requested	(51)	(3)	(54)
Other (primarily COVID deferral adjustments)	(33)		(33)
Revised incremental annual revenue requirement per NCUC Order	$136	$98	$233
Net annualized customer rate increase	3.3%	2.4%	5.6%

($ in millions)	Year 2 -MYRP	Year 3 -MYRP	Combined Total
Original requested revenue requirement increase	$151	$138	$615
Post-filing, pre-Stipulation adjustments	(18)	10	77
Revised company requested revenue requirement increase	133	148	692
Agreed upon adjustments:
Reduction in depreciation expense	(2)	(1)	(31)
Reduction due to transmission cost allocation			(20)
Extended amortization period for GIP deferral			(11)
Reduced contingency in MYRP projects	(7)	(8)	(19)
Change to in-service dates	4	3	1
Other revenue reductions	(1)	(2)	(25)
Total adjustments per Stipulations	(6)	(8)	(105)
9.8% ROE vs. 10.4% requested	(4)	(5)	(63)
Other (primarily COVID deferral adjustments)	3		(30)
Revised incremental annual revenue requirement per NCUC Order	$126	$135	$494
Net annualized customer rate increase	3.0%	3.3%	11.9%

Totals may not add due to rounding.

Historic Base Case includes Company requested change of $8M to EDIT decrement rider and new decrement rider for over amortizations of $3M which will expire at the end of Year 1.

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